August 16, 2000


Directory Management America Dot Com
570 Victoria
St Lambert, Montreal,
QC, Canada J4P 2J5


RE:  purchase of 51% the shares of  DMA.COM by Symphony Telecom
---------------------------------------------------------------

Symphony Telecom International Inc. ("STI" or the "Company") hereby proposes to acquire 51% of all of the shares of Directory Management America Dot Com ("DMA.COM") by way of issue of new shares in the Capital stock of DMA.COM. The said shares shall be issued on closing and the sum of $200,000.00 being part of the purchase price shall be paid on closing. The remaining $300,000.00 shall be paid in 3 equal monthly payments commencing one month after closing. The Shares shall be held by the Corporate Solicitor of DMA.COM And shall be delivered to STI in the same proportion as payment of the purchase price, on closing and from time to time. This transaction shall be completed at the offices of STI on August 31, 2000.

The present management of DMA.COM will continue to be responsible for the operations of DMA.COM subject to a mutually agreeable employment contract

This letter of intent upon acceptance is a binding  agreement to purchase shares
 . This agreement  shall apply in the absence of the  preparation of a formal and
binding  share   agreement  of  purchase  and  sale  by  our  solicitors   ("the
agreement"). The said agreement shall contain the usual representations and warranties by the Vendor.

The Agreement shall be subject to compliance and interpreted in accordance with the laws of the Province of Ontario. The terms of the subject letter of intent, any discussions relating thereto and resulting agreements shall be subject to the standard terms of STI's confidentiality and non-disclosure agreement. STI may issue press releases regarding this transaction.

It is our understanding that:

a) DMA.COM has entered into binding agreements as represented verbally herein.

b) DMA.COM financial projections produced by way of email on July 28,2000 are incorporated herein.

c) DMA.COM shares are not pledged or other wise encumbered and the respective owners have the right to sell said shares;

d) The financial status of DMA.COM to be disclosed in the current financial statements will not vary significantly from the verbal representations provided by DMA.COM. In the event that these statements are required to be audited as a result of the public listing requirements of the STI parent, the vendor will pay for such audit.

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e)       The  present  management  of DMA.COM  will remain  responsible  for the operations of DMA.COM

f) The directors of DMA.COM after the transaction will be comprised of two of the current directors of DMA.COM plus three nominees of STI. This transaction shall be approved by the director(s) of STI and DMA.COM.

Based on this understanding, STI proposes to purchase from your group (the "Owners"), by way of issue of new shares equal to 51 % of all of the capital stock of DMA.COM at a price of $500,000.00, subject to usual adjustments, to be paid as set out herein

In addition to the foregoing STI shall assist and co-operate with DMA.COM in it's future business enhancement ventures, including the raising of any further capital by way of IPO or otherwise.

Please indicate your acceptance of these terms by signing and returning this letter within 24 hours. We will then prepare for closing as scheduled.

Yours very truly,

Symphony Telecom Inc.



Per: /S/ Mario Giangioppo

 For Daniel G. Cullen
       President

Acknowledged and agreed this      "31st"    day of August, 2000.

Directory Management America Dot Com

Per:  /S/ Alphonse Verrault
         Alphonse Verrault, President

Cc: Pierre Lupien Avocat - Barrister - Vendor's solicitor

Cc: Mario Giangioppo (STI in house legal consultant)